UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2010
NOVELIS INC.
(Exact name of Registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                     (404) 760-4000
3399 Peachtree Road NE, Suite 1500, Atlanta, GA 30326

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
Effective September 29, 2010, in connection with an internal restructuring transaction, Novelis Inc. (the “Predecessor”), pursuant to articles of amalgamation under the Canadian Business Corporations Act, was amalgamated (the “Amalgamation”) with its direct parent AV Aluminum Inc., a Canadian corporation (“Parent”), to form an amalgamated corporation named Novelis Inc. (the “Successor”), also a Canadian corporation. The primary purpose of the Amalgamation was to simplify the corporate structure.
As a result of the Amalgamation, by operation of applicable law, the Successor continues the corporate existence of the Predecessor and Parent, and the Successor remains liable for all of the Successor and the Predecessor and Parent’s obligations and continues to own all of their property. Since Parent was a holding company whose sole asset was the shares of the Predecessor, the Successor’s business, management, assets and liabilities, financial statements, board of directors and corporate governance procedures following the Amalgamation are substantially identical to those of the Predecessor immediately prior to the Amalgamation. The Successor, like the Predecessor, remains an indirect, wholly-owned subsidiary of Hindalco Industries Limited.
In connection with the Amalgamation, the Successor executed supplemental indentures (the “Supplemental Indentures”) to each of the indentures (the “Indentures”) under which the Predecessor’s 7.25% Senior Notes due 2015 and 11.5% Senior Notes due 2015 were issued, confirming the continuation of the Successor’s obligations as issuer under the Indentures and of each such series of notes.
Also in connection with the Amalgamation, the Successor entered into certain reaffirmation and joinder agreements confirming the continuation of its obligations under the (i) term loan agreement dated July 6, 2007 and (ii) credit agreement dated July 6, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: October 5, 2010	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Compliance Officer and Corporate Secretary